Exhibit 10.11
                              EMPLOYMENT AGREEMENT



     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the Effective Date (as defined below), by and between Styleclick, Inc., a Delaware corporation (the "Company"), and Maurizio Vecchione, an individual resident in California (the "Employee").

                                    RECITALS

     WHEREAS, the Company is a corporation engaged, either directly or through its subsidiaries, in the development and marketing of internet services and products and the handling and facilitating of e-commerce;

     WHEREAS, the Employee is employed by Styleclick.com Inc., a California corporation ("Styleclick"), as its Co-Chief Executive Officer and President pursuant to an Employment Agreement, dated January 1, 1998, as amended (the "Existing Agreement");

     WHEREAS, Merger Sub, a California corporation to be formed by the Company, will merge with and into Styleclick (the "Merger") on a date to be determined (the "Effective Date");

     WHEREAS, the Company desires to secure Employee's employment as an executive of the Company following the Merger;

     WHEREAS, Employee desires to accept such employment; and

     WHEREAS, the Company and Employee now desire to enter into this Agreement for the purpose of superseding the Existing Agreement in its entirety and to provide for the employment of Employee by the Company on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth herein, and for other valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment; Term.

          1.1 Titles; Duties. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, as the Company's President and Chief Executive Officer, for a term commencing on the Effective Date and continuing until the second anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of Section 4 hereof (the "Term"). Employee's primary duties and responsibilities hereunder shall be to manage, administer and direct, subject to the supervision and direction of the Company's Board of Directors (the "Board"), the business and operations of the Company as well as such other duties and responsibilities as may be prescribed from time to time by the Board. Employee agrees to perform such duties and to satisfy such responsibilities throughout the Term.

          1.2 Location. The services to be rendered by Employee hereunder shall be furnished at such places as the Company reasonably deems appropriate, but in no event will Employee be required to relocate his principal residence outside Los Angeles, California.

     2. Compensation.

          2.1 Base Salary. The Company agrees to pay Employee, during his employment hereunder, a salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), payable in accordance with the Company's regular salary payroll policies and procedures.

          2.2 Annual Bonus. In addition to the Base Salary payable to Employee under Section 2.1, the Company shall pay to Employee an annual performance bonus for each fiscal year of the Company during his employment hereunder in the amount of Fifty Thousand Dollars ($50,000) if the Company attains ninety percent (90%) of its budgeted sales target for such fiscal year as mutually agreed between Employee and the Board.

          2.3 Expenses. It is recognized that, during his employment hereunder, Employee will be required to incur ordinary and necessary business expenses in connection with the performance of his duties, and Employee shall be entitled to reimbursement for such expenses in accordance with the Company's general reimbursement policies and procedures as may be established from time to time by the Board.

          2.4 Home Office. Employee shall be entitled to reimbursement for reasonable expenses incurred in connection with his home office as may be required in order to perform his duties under this Agreement, upon presentation of vouchers or other evidence of those expenditures in a form in accordance with the Company's policies and procedures as may be established from time to time by the Board. Without limitation of the immediately preceding sentence, the Company acknowledges that it is a requirement of Employee's duties that Employee have a separate telephone line at his home office and the expense incurred by Employee in connection with the installation and use of such separate telephone facilities shall be reimbursed to Employee when and as incurred.

          2.5 Benefits. During his employment hereunder, Employee shall be eligible to participate in the Company's benefit programs, including group medical, dental and medical reimbursement programs, life insurance benefit programs, retirement plans, and other such benefit programs as may be made available to the Company's executives generally, upon the same terms and conditions as such programs are made available to other senior executives of the Company.

          2.6 Vacation. Except to the extent that the Company Policies and Procedures, as in effect from time to time, permit the carryover of vacation periods, Employee shall be entitled to three (3) full weeks of vacation (in advance) during each year of his employment hereunder.
     Employee agrees that, without the express prior written consent of the Company, such vacation periods shall not be accumulated but shall be taken during each calendar year or forfeited, and Employee agrees to schedule and take such vacation at a time or times which do not unreasonably impair the Company's operations.

          2.7 Options. The Company shall assume the stock option (the "Option") to purchase 150,000 shares of Common Stock, no par value, of Styleclick ("Styleclick Common Stock") that was granted to Employee as of January __, 2000 (the "Grant Date"). The Employee acknowledges and agrees that (i) the Option shall be exercisable at a price per share equal to the fair market value of a share of Styleclick Common Stock on the Grant Date; (ii) twenty-five percent (25%) of the Option shall vest and become exercisable on the first anniversary of the Grant Date and the remainder of the Option shall vest ratably over the thirty-six month period following the first anniversary of the Grant Date, provided that the Option shall become 100% vested and exercisable upon a Change in Control (as such term is defined in the Company's stock option plan, but not including the Merger); (iii) the Option shall expire upon the earlier to occur of (A) ten years from the Grant Date (the "Option Term") or (B) except as otherwise provided in the agreement pursuant to which the Option was granted, 90 days following the termination of Employee's employment with the Company for any reason and
     (iv) other than acceleration of the Option following a Change in Control, the Option shall not otherwise become vested and exercisable as a result of the termination or non-renewal of this Agreement (or the termination of Employee's employment with the Company) for any reason.

          2.8 Indemnification/D&O Insurance. Employee shall be entitled during the Term, and thereafter in regard to any claim or assertion relating to actions, circumstances or events occurring during the Term, to the benefit of the indemnification provisions contained in the Company's Bylaws, as they may be amended from time to time, to the extent permitted by applicable law; provided, however, that, notwithstanding such indemnification provisions, Employee shall not be required to serve as a director of the Company during any period of time in which Employee is not covered by a policy of directors' and officers' errors and omissions insurance policy, having coverage in the amount of $5 million.

     3. Sick Leave and Disability.

          3.1 During the Term, in the event that Employee shall, by reason of illness or other physical or mental disability, be unable to perform his duties hereunder for a period of up to one hundred eighty (180) consecutive days, said illness or disability shall be deemed for purposes of this Agreement to be temporary and Employee shall continue to receive all compensation payable pursuant to Section 2.

          3.2 During the Term, in the event that Employee shall, by reason of illness or other physical or metal disability, be unable to perform his duties hereunder for more than one hundred eighty (180) consecutive days, said illness or disability shall be deemed for purposes of this Agreement to be permanent (a "Permanent Disability"), and Employee's employment hereunder shall thereupon terminate, and, subject to the provisions of
     Section 3.3 hereof, the Company shall have no further obligations whatsoever to Employee, except pursuant to the Option and to make the severance payments provided in Sections 2.7 and 4.1 hereof, which payments shall be paid to Employee immediately upon such termination. It is understood that, except as provided in Sections 3.1 and 3.3 hereof, Employee shall not be entitled to receive compensation during any period of Permanent Disability.

          3.3 In the event of Employee's Permanent Disability as provided in Sections 3.2 hereof, if the Company does not then have a Company-paid disability insurance plan providing for Employee to receive payments for as long as Employee remains permanently disabled in amounts equal to at least seventy percent (70%) of Employee's salary paid as provided in this Agreement, the Company shall make disability payments monthly to Employee for so long as Employee remains permanently disabled in an amount equal to the excess of seventy percent (70%) of Employee's Base Salary over the percentage of Employee's Base Salary paid under the Company's disability insurance plan.

     4. Termination of Employee's Employment.

          4.1 Termination by the Company due to Death, Permanent Disability or other than for Cause. If Employee's employment is terminated by the Company due to Employee's death or Permanent Disability or other than for Cause (as defined below), then (i) the Company shall continue to pay Employee's Base Salary and to provide Employee with medical, dental and life insurance on the same basis as provided to active executives of the Company for the remainder of the Term, subject to the terms of any third party agreement relating to the provision of such benefits; and (ii) the Company shall pay Employee the Accrued Obligations (as defined below).

          4.2 Termination by the Company for Cause or by Employee. Except for the payment of any Accrued Obligations, in the event of the termination of Employee's employment by the Company for Cause or by the Employee for any reason, the Company shall have no further obligation or liability under this Agreement. For purposes of this Agreement, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee herein; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement.

          4.3 Mitigation; Offset. In the event of termination of Employee's employment prior to the end of the Term, Employee shall use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 4.1 hereof. If Employee obtains other employment during the Term, the amount of any payment or benefit provided for under Section 4.1 hereof which has been paid to Employee shall be refunded to the Company by Employee in an amount equal to any compensation earned by Employee as a result of employment with or services provided to another employer after the date of Employee's termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount earned by Employee from such other employer. For purposes of this Section 4.3, Employee shall have an obligation to inform the Company regarding Employee's employment status following termination and during the period encompassing the Term.

          4.4 Accrued Obligations. As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Employee's Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; and (ii) any compensation (excluding the Option) previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid.

     5. Confidential Information; Non-Solicitation; Proprietary Rights.

          5.1 Confidentiality. Employee acknowledges that, while employed by the Company, Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, or their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment with the Company or any of its subsidiaries of affiliates, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company or its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

          5.2 Consulting Services. During the two year period commencing immediately upon the termination of Employee's employment for any reason (other than Employee's death) (the "Consulting Period"), Employee shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, Employee will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Employee shall devote such time and energy to the affairs of the Company and its subsidiaries and affiliates as may be reasonably required to carry out his duties hereunder without jeopardizing Employee's then full-time, non-Company employment opportunities; provided, however, that Employee shall not be obligated to devote more than 50 hours per year to the performance of such duties. In consideration of Employee's consulting services, and in consideration of Employee's covenants contained in this
     Section 5, the Company shall pay to Employee $30,000 during each full year of the Consulting Period, payable in equal monthly installments. The Company further agrees to reimburse Employee for all reasonable and necessary business expenses incurred by Employee in the performance of his consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company.

          5.3 Non-Competition. (a) During the Term, Employee shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the business of the Company (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly-traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged; provided that the Employee may serve as a director or guarantor or be an investor with respect to such a business to the extent he holds such status on the Effective Date and to the extent such positions are set forth on Schedule I hereto.

          (b) In the event the Employee's employment hereunder is terminated by the Employee for any reason or by the Company pursuant to Section 4.2 hereof, the Employee shall not for a period of 24 months thereafter, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which provides third party e-commerce services to clientele of the type serviced by the Company (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly-traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged in such activity; provided that the Employee may serve as a director or guarantor or be an investor with respect to such a business to the extent he holds such status on the Effective Date and to the extent such positions are set forth on Schedule I hereto (collectively, "Competitive Activities"). Notwithstanding the foregoing, nothing herein shall limit Employee's ability to own interests in or manage entities which engage in the business of the Company as an incidental part of their primary business and which do not hold themselves out generally as competitors of the Company or any of its subsidiaries or affiliates.

          (c) In the event the Employee's employment hereunder is terminated by the Company other than for Cause pursuant to Section 4.1 hereof, the Employee shall not for a period of 15 months thereafter, without the prior written consent of the Company, directly or indirectly engage in or assist any Competitive Activities. Notwithstanding the foregoing, nothing herein shall limit Employee's ability to own interests in or manage entities which engage in the business of the Company as an incidental part of their primary business and which do not hold themselves out generally as competitors of the Company or any of its subsidiaries or affiliates.

          (d) In the event the Employee's employment with the Company continues through the second anniversary of the Effective Date and the Employee's employment with the Company is thereafter terminated for any reason, the Employee shall not for a period of 12 months thereafter, without the prior written consent of the Company, directly or indirectly engage in or assist any Competitive Activities. Notwithstanding the foregoing, nothing herein shall limit Employee's ability to own interests in or manage entities which engage in the business of the Company as an incidental part of their primary business and which do not hold themselves out generally as competitors of the Company or any of its subsidiaries or affiliates.

          5.4 Non-Solicitation of Employees. Employee recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee's business position with the Company. Employee agrees that, during the Term, Employee will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee's duties hereunder.

          5.5 Non-Solicitation of Customers. During the Term, Employee shall not solicit any customers of the Company or any of its subsidiaries or affiliates or encourage (regardless of whom initiates the contact) any such customers to use the facilities or services of any competitor of the Company or any of its subsidiaries or affiliates.

          5.6 Proprietary Rights; Assignment. All Employee Developments (as defined below) shall be made for hire by the Employee for the Company or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term or during Employee's employment with the Company's or its subsidiaries or predecessors. To the extent that Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.

          5.7 Compliance with Policies and Procedures. During his employment hereunder, Employee shall adhere to the policies and standards of professionalism set forth in the Company's Policies and Procedures as they may exist from time to time.

          5.8 Remedies for Breach. Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 5 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this
     Section 5 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 5 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 5, which may be pursued by or available to the Company.

          5.9 Survival of Provision. The obligations contained in this Section 5 shall survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of such state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of such state.

     6. Miscellaneous.

          6.1 Termination of Prior Agreements. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent that the same are expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee's current employer prior to the natural expiration date of such agreement.

          6.2 Assignment; Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other parties, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

          6.3 Withholding. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

          6.4 Heading References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          6.5 Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

          6.6 Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

          6.7 Indemnification. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts described in Section 4.2 of this Agreement.

          6.8 Governing Law. This Agreement shall governed and construed in accordance with the laws of the State of California, without regard to the rules thereof relating to conflict of laws.

                             [Signature Page for Vecchione Employment Agreement]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 27th day of July, 2000.

                                           STYLECLICK, INC.


                                    By:
                                           ------------------------------
                                    Name:  Deirdre Stanley
                                    Title: Vice President


                                           EMPLOYEE



                                           ------------------------------
                                           Maurizio Vecchione